Exhibit 99.1

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release 4.28.09 7:15 p.m.

International Paper Reports First-Quarter Earnings

MEMPHIS, Tenn. – April 30, 2009 – International Paper (NYSE: IP) today reported preliminary 2009 first-quarter net earnings of $257 million ($0.61 per share) compared with a loss of $1.79 billion ($4.25 per share) in the fourth quarter of 2008 and earnings of $133 million ($0.31 per share) in the first quarter of 2008. Amounts in all periods include special items, including $330 million ($0.78 per share) in the first quarter of 2009 for alternative fuel mixture credits, and a $1.8 billion goodwill impairment charge ($4.22 per share) in the 2008 fourth quarter.

Diluted Earnings Per Share Attributable to International Paper Shareholders

	First Quarter 2009	Fourth Quarter 2008	First Quarter 2008
Net Earnings (Loss)	$0.61	$(4.25)	$0.31

Less – Discontinued Operations (Gain) Loss	—	(0.01)	0.04

Earnings (Loss) from Continuing Operations	0.61	(4.26)	0.35

Add Back – Net Special Items Expense (Income)	(0.53)	4.47	0.06

Earnings from Continuing Operations and Before Special Items	$0.08	$0.21	$0.41

Earnings from continuing operations and before special items in the 2009 first quarter totaled $34 million ($0.08 per share), compared with $89 million ($0.21 per share) in the fourth quarter of 2008 and $175 million ($0.41 per share) in the first quarter of 2008.

Quarterly net sales were $5.7 billion in the first quarter compared with $6.5 billion in the fourth quarter of 2008 and $5.7 billion reported in the first quarter of 2008.

Operating profits in the 2009 first quarter were $779 million, up from $132 million in the fourth quarter of 2008 and $332 million in the first quarter of 2008.

At the end of the 2009 first quarter, International Paper had $3.5 billion in cash and committed facilities. During the quarter, the company recorded $666 million of free cash flow (cash provided by operations less capital expenditures), including $145 million from the receipt of alternative fuel mixture credits, and repaid $550 million of debt.

“Six months into the weakest economic environment we’ve seen in decades, we continue to execute well,” said John Faraci, chairman and chief executive officer. “During the quarter, we also benefited from lower input costs, the realization of integration synergies and reduced overhead spending.”

SEGMENT INFORMATION

To measure the performance of the company’s business segments from quarter to quarter without variations caused by special or unusual items, management focuses on business segment operating profits excluding those items. First-quarter 2009 segment operating profits and business trends, excluding special items, compared with the prior quarter are as follows:

Industrial Packaging operating profits increased to $188 million, up from $145 million in the fourth quarter of 2008. Considering fourth-quarter results included a $33 million gain related to insurance recovery for our Vicksburg, Miss., mill, the improvement quarter over quarter was substantial as favorable input costs, strong operations, and synergy benefits related to the industrial packaging acquisition offset weak volume and lower export pricing.

Printing Papers had an operating profit of $101 million compared with $113 million in the fourth quarter of 2008. Benefits from strong mill operations and input cost relief were offset by continued weak demand in the global paper and pulp markets. Except for pulp, pricing remained fairly steady in North America.

Consumer Packaging had an operating profit of $22 million, compared to $1 million in the previous quarter. Favorable price and operations along with benefits from lower input costs more than offset declining volumes.

The company’s distribution business, xpedx, reported an operating loss of $7 million, down from the $26 million gain posted in the fourth quarter of 2008. Weakened paper and packaging volumes and lower margins were partly offset by favorable cost reductions.

Forest Products operating profits totaled $2 million, down from $38 million in the fourth quarter of 2008, as the company’s land sales slowed due to the economic downturn. The company’s previously announced transaction involving 143,000 acres is now expected to close by the end of the third quarter, subject to the buyer’s receipt of financing.

Net corporate expense totaled $51 million for the 2009 first quarter, up from $21 million in the fourth quarter of 2008 and $21 million in the 2008 first quarter, reflecting higher pension expense in 2009.

EFFECTIVE TAX RATE

The effective tax rate from continuing operations and before special items for the first quarter of 2009 was 33 percent, compared with 23 percent in the fourth quarter of 2008, reflecting a higher proportion of taxable income in higher tax rate jurisdictions and certain one-time credits in the fourth quarter.

EFFECTS OF SPECIAL ITEMS

Special items in the first quarter of 2009 included a credit of $540 million before taxes ($330 million after taxes) for alternative fuel mixture credits earned under 2007 legislation enacted to provide a tax credit for companies that use alternative fuel mixtures to produce energy to operate their businesses, a pre-tax charge of $36 million ($22 million after taxes) for costs related to the industrial packaging business integration, a pre-tax charge of $83 million ($65 million after taxes) for restructuring and other charges, and a $20 million after-tax charge for certain income tax adjustments. Restructuring and other charges included a $52 million pre-tax charge ($32 million after taxes) for severance and benefits associated with the company’s 2008 overhead reduction program, a pre-tax charge of $23 million ($28 million after taxes) for closure costs for the Inverurie mill in Scotland, a $6 million pre-tax charge ($4 million after taxes) for facility closure costs in Franklin, Va., and a $2 million pre-tax charge ($1 million after taxes) for costs associated with the reorganization of the company’s Shorewood operations.

Special items in the fourth quarter of 2008 included a pre-tax charge of $218 million ($132 million after taxes) for restructuring and other charges, a $1.8 billion charge, before and after taxes, for impairments of goodwill for the company’s U.S. printing papers and U.S. and European coated paperboard businesses, a pre-tax charge of $26 million ($16 million after taxes) for costs related to the integration of the industrial packaging business, and a $40 million after-tax benefit for a reduction in deferred taxes related to the restructuring of the company’s international operations. Restructuring and other charges included a $123 million pre-tax charge ($75 million after taxes) associated with the closure of the Louisiana mill, a $30 million pre-tax charge ($18 million after taxes) for the shutdown of a paper machine at the Franklin mill, a $53 million pre-tax charge ($32 million after taxes) for costs associated with the company’s 2008 overhead cost reduction initiative, an $8 million pre-tax charge ($5 million after taxes) related to the closure of the company’s Ace Packaging business, and a $4 million pre-tax charge ($2 million after taxes) associated with the reorganization of Shorewood operations.

Special items in the first quarter of 2008 included a $40 million pre-tax charge ($25 million after taxes) for adjustments of legal reserves, a pre-tax charge of $5 million ($3 million after taxes) for costs associated with the reorganization of Shorewood operations in Canada, a $3 million pre-tax gain ($2 million after taxes), for adjustments to previously recorded reserves associated with the company’s transformation plan, and a $1 million credit before and after taxes for adjustments to estimated gains/losses of businesses previously sold. The net after-tax effect of these special items is a loss of $25 million, or $0.06 per share.

ALTERNATIVE FUEL MIXTURE CREDITS

The U.S. Internal Revenue Code allows an excise tax credit for alternative fuel mixtures produced by a taxpayer for sale, or for use as a fuel in a taxpayer’s trade or business. The credit is scheduled to expire on Dec. 31, 2009. In January 2009, the company was notified that its registration as an alternative fuel mixer was approved by the Internal Revenue Service. The company has submitted refund claims totaling $558 million ($330 million after associated expenses and taxes) for the period of Nov. 14, 2008, through March 31, 2009, based on actual production at its 20 integrated U.S. mills, and has received in the quarter refund checks of $145 million.

International Paper qualifies for the alternative fuel mixtures tax credit because it uses a bio-fuel known as black liquor, which is a byproduct of its wood pulping process, to power its mills. “This highly efficient process is one of the most environmentally beneficial and responsible energy-use practices by any energy-intensive industry,” said John Faraci. “Today, we generate more than 70 percent of the energy used in our integrated U.S. mills from renewable resources, and we continue to reduce our fossil fuel usage every year. The availability of this tax credit is both timely and beneficial for our shareholders, employees, customers and the communities in which we operate. The funds provide important flexibility as the company strengthens its balance sheet while protecting as many jobs as we can in a challenging economy.”

EARNINGS WEBCAST

The company will hold a webcast to review earnings at 10 a.m. EDT / 9 a.m. CDT today. All interested parties are invited to listen to the webcast live via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Presentations page. A replay of the webcast will also be available on the Web site beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541 and ask to be connected to the International Paper First-Quarter Earnings Call. The conference ID number is 89678197. Participants should call in no later than 9:45 a.m. EDT/8:45 a.m. CDT. An audio-only replay will be available for four weeks following the call. To access the replay, dial +1 (706) 645-9291 or, within the U.S. only, (800) 642-1687, and when prompted for the conference ID, enter 89678197.

About International Paper

International Paper (NYSE: IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs more than 61,500 people in more than 20 countries and serves customers worldwide. 2008 net sales were approximately $25 billion. For more information about International Paper, its products and stewardship efforts, visit www.internationalpaper.com.

This press release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) increases in interest rates and our ability to meet our debt service obligations; (ii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for its products; (iii) global economic conditions and political changes, including but not limited to the impairment of financial institutions, changes in currency exchange rates, credit availability, credit ratings issued by recognized credit rating organizations, the amount of our future pension funding obligation and pension and health care costs; (iv) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and to actual or potential litigation; and (v) whether we experience a material disruption at one of our manufacturing facilities and risks inherent in conducting business through a joint venture. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

###

Contacts:

Media: Kathleen Bark, 901-419-4333; Investors: Thomas A. Cleves, 901-419-7566; and Emily Nix, 901-419-4987.

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Operations

Preliminary and Unaudited

(In millions, except per share amounts)

	Three Months Ended March 31,				Three Months Ended December 31,
	2009		2008		2008
Net Sales	$5,668		$5,668		$6,546

Costs and Expenses
Cost of products sold	3,731	(a)	4,261		5,022
Selling and administrative expenses	500	(b)	472		509	(f)
Depreciation, amortization and cost of timber harvested	343		286		382
Distribution expenses	279		285		324
Taxes other than payroll and income taxes	50		44		46
Restructuring and other charges	83	(c)	42	(d)	218	(g)
Impairment of goodwill	—		—		1,777	(h)
Net gains on sales and impairments of businesses	—		(1)		—
Interest expense, net	164		81		186

Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	518	(a-c)	198	(d)	(1,918	) (f-h)
Income tax provision (benefit)	230		59		(112	) (i)
Equity earnings (losses), net of taxes	(27)		16		(2)

Earnings (Loss) From Continuing Operations	261	(a-c)	155	(d)	(1,808	) (f-i)
Discontinued operations, net of taxes	—		(17	) (e)	5	(j)

Net Earnings (Loss)	$261	(a-c)	$138	(d,e)	$(1,803	) (f-j)
Less: Net earnings (losses) attributable to noncontrolling interests	4		5		(12)

Net Earnings (Loss) Attributable to International Paper Company	$257		$133		$(1,791)

Basic Earnings Per Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.61	(a-c)	$0.36	(d)	$(4.26	) (f-i)
Discontinued operations	—		(0.04	) (e)	0.01	(j)

Net earnings (loss)	$0.61	(a-c)	$0.32	(d,e)	$(4.25	) (f-j)

Diluted Earnings Per Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.61	(a-c)	$0.35	(d)	$(4.26	) (f-i)
Discontinued operations	—		(0.04	) (e)	0.01	(j)

Net earnings (loss)	$0.61	(a-c)	$0.31	(d,e)	$(4.25	) (f-j)

Average Shares of Common Stock Outstanding—Diluted	423.1		423.3		421.2

Cash Dividends Per Common Share	$0.25		$0.25		$0.25

Amounts Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations, net of tax	$257		$150		$(1,796)
Discontinued operations, net of tax	—		(17)		5

Net Earnings (Loss)	$257		$133		$(1,791)

The accompanying notes are an integral part of these financial statements.

(a)	Includes a pre-tax gain of $540 million ($330 million after taxes) related to alternative fuel mixture credits.
(b)	Includes a pre-tax charge of $36 million ($22 million after taxes) for integration costs associated with the Containerboard, Packaging and Recycling business (CBPR) acquired from Weyerhaeuser Company in August 2008.
(c)	Includes a pre-tax charge of $52 million ($32 million after taxes) for severance and benefit costs associated with the Company’s 2008 overhead cost reduction initiative, a pre-tax charge of $23 million ($28 million after taxes) for closure costs associated with the Inverurie, Scotland mill, a pre-tax charge of $6 million ($4 million after taxes) for shutdown costs associated with the Franklin lumber mill, sheet converting plant and converting innovations center, and a pre-tax charge of $2 million ($1 million after taxes) for shutdown costs associated with the reorganization of the Company’s Shorewood operations.
(d)	Includes a $40 million pre-tax charge ($25 million after taxes) for adjustments to legal reserves, a pre-tax charge of $5 million ($3 million after taxes) for costs associated with the reorganization of the Company’s Shorewood operations in Canada, and a pre-tax gain of $3 million ($2 million after taxes) for adjustments to previously recorded reserves associated with the Company’s 2006 Transformation Plan.
(e)	Includes a pre-tax charge of $25 million ($16 million after taxes) for the settlement of a post-closing adjustment on the sale of the beverage packaging business and the operating results of certain wood products facilities during the quarter.

(f)	Includes a pre-tax charge of $26 million ($16 million after taxes) for integration costs associated with the acquisition of the CBPR business.
(g)	Includes a pre-tax charge of $123 million ($75 million after taxes) for shutdown costs for the Louisiana mill, a pre-tax charge of $30 million ($18 million after taxes) for the shutdown of a paper machine at the Franklin mill, a pre-tax charge of $53 million ($32 million after taxes) for severance and benefit costs associated with the Company’s 2008 overhead cost reduction initiative, a pre-tax charge of $8 million ($5 million after taxes) for closure costs associated with the Ace Packaging business, and a pre-tax charge of $4 million ($2 million after taxes) for costs associated with the reorganization of the Company’s Shorewood operations.
(h)	Includes a charge of $1.3 billion (before and after taxes) for the impairment of goodwill in the Company’s U.S. printing papers business and charges of $379 million and $59 million (before and after taxes) for the impairment of goodwill in the Company’s U.S. and European coated paperboard businesses.
(i)	Includes a $40 million tax benefit for a reduction in deferred taxes related to the restructuring of the Company’s international operations.
(j)	Includes pre-tax gains of $9 million ($5 million after taxes) for adjustments to reserves associated with the sale of discontinued businesses.

INTERNATIONAL PAPER COMPANY

Reconciliation of Earnings Before Special Items to Net Earnings

Attributable to International Paper Company

Preliminary and Unaudited

(In millions except per share amounts)

	Three Months Ended March 31,		Three Months Ended December 31, 2008
	2009	2008
Earnings Before Special Items	$34	$175	$89

Restructuring and other charges	(65)	(26)	(132)
CBPR business integration costs	(22)	—	(16)
Alternative fuel mixture credits	330	—	—
Impairments of goodwill	—	—	(1,777)
Income tax adjustments	(20)	—	40
Net gains (losses) on sales and impairments of businesses	—	1	—

Earnings (Loss) from Continuing Operations	257	150	(1,796)
Discontinued operations	—	(17)	5

Net Earnings (Loss)	$257	$133	$(1,791)

	Three Months Ended March 31,		Three Months Ended December 31, 2008

	2009	2008
Diluted Earnings per Common Share

Earnings Per Share Before Special Items	$0.08	$0.41	$0.21

Restructuring and other charges	(0.15)	(0.06)	(0.31)
CBPR business integration costs	(0.05)	—	(0.04)
Alternative fuel mixture credits	0.78	—	—
Impairments of goodwill		—	(4.22)
Income tax adjustments	(0.05)	—	0.10

Earnings (Loss) Per Common Share from Continuing Operations	0.61	0.35	(4.26)
Discontinued operations	—	(0.04)	0.01

Diluted Earnings (Loss) per Common Share	$0.61	$0.31	$(4.25)

Notes:

(1) The Company calculates Earnings Before Special Items by excluding the after-tax effect of items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings is the most directly comparable GAAP measure.

(2) Diluted earnings per common share reflect the inclusion of contingently convertible securities in the computation.

INTERNATIONAL PAPER COMPANY

Sales and Earnings by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months Ended March 31,			Three Months Ended December 31, 2008
	2009		2008
Industrial Packaging	$2,180		$1,445	$2,455
Printing Papers	1,325		1,715	1,505
Consumer Packaging	715		770	800
Distribution	1,590		1,985	1,940
Forest Products	5		25	65
Corporate and Inter-segment Sales	(147)		(272)	(219)

Net Sales	$5,668		$5,668	$6,546

Operating Profit by Industry Segment
	Three Months Ended March 31,			Three Months Ended December 31, 2008
	2009		2008
Industrial Packaging	$360	(2,3)	$97	$111	(3)
Printing Papers	312	(2,4)	185	(40	) (5)
Consumer Packaging	112	(2,6)	9 (6)	(3	) (6)
Distribution	(7)		16	26
Forest Products	2		25	38

Operating Profit (1)	779		332	132

Interest expense, net	(164)		(81)	(186)
Noncontrolling interest/equity earnings adjustment (7)	6		4	(13)
Corporate items, net	(51)		(21)	(21)
Restructuring and other charges	(52)		(37)	(53)
Impairments of goodwill	—		—	(1,777)
Net gains on sales and impairments of businesses	—		1	—

Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	$518		$198	$(1,918)

Equity Earnings (Loss) in Ilim Holdings S.A., Net of Taxes (1)	$(26)		$17	$—

(1)	In addition to the operating profits shown above, International Paper recorded an equity loss, net of taxes, of $26 million for the three months ended March 31, 2009, and equity earnings, net of taxes, of $17 million for the three months ended March 31, 2008, and $0 million for the three months ended December 31, 2008, related to its equity investment in Ilim Holdings S.A., a separate reportable industry segment.
(2)	Includes first-quarter 2009 gains of $208 million in the Industrial Packaging segment, $240 million in the Printing Papers segment, and $92 million in the Consumer Packaging segment relating to alternative fuel mixture credits.
(3)	Includes charges of $36 million and $26 million for the three months ended March 31, 2009 and December 31, 2008, respectively, for CBPR integration costs, and $8 million for the three months ended December 31, 2008 for Ace Packaging closure costs.

(4)	Includes charges of $23 million and $6 million for the three months ended March 31, 2009 for the closure of the Inverurie, Scotland mill and the shutdown of the Franklin lumber mill, sheet converting plant and converting innovations center, respectively.
(5)	Includes charges of $123 million and $30 million for the three months ended December 31, 2008 for the shutdown of the Louisiana mill and for the shutdown of a paper machine at the Franklin mill, respectively.
(6)	Includes charges of $2 million for the three months ended March 31, 2009, $5 million for the three months ended March 31, 2008, and $4 million for the three months ended December 31, 2008, related to the reorganization of the Company’s Shorewood operations.
(7)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest and equity earnings for these subsidiaries are included here to present consolidated earnings before income taxes, equity earnings, and noncontrolling interest.

INTERNATIONAL PAPER COMPANY

Sales Volume by Product (1) (2)

Preliminary and Unaudited

International Paper Consolidated

	Three Months Ended March 31,		Three Months Ended December 31, 2008
	2009	2008
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (4)	1,776	882	1,879
Containerboard (4)	471	506	619
Recycling (4)	595	—	569
Saturated Kraft	21	46	40
Bleached Kraft	13	19	17
European Industrial Packaging	270	295	279
Asian Industrial Packaging	88	138	125

Industrial Packaging	3,234	1,886	3,528

Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	693	910	744
European & Russian Uncoated Papers	370	373	360
Brazilian Uncoated Papers	180	210	215
Asian Uncoated Papers	3	8	6

Uncoated Papers	1,246	1,501	1,325

Market Pulp (3)	317	354	386

Consumer Packaging (In thousands of short tons)
U.S. Coated Paperboard	290	400	389
European Coated Paperboard	87	81	76
Asian Coated Paperboard	189	125	164
Other Consumer Packaging	46	41	42

Consumer Packaging	612	647	671

(1)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.
(2)	Sales volumes for divested businesses are included through the date of sale, except for discontinued operations.
(3)	Includes internal sales to mills.
(4)	Includes CBPR volumes from date of acquisition.

INTERNATIONAL PAPER COMPANY

Consolidated Balance Sheet

Preliminary and Unaudited

(In Millions)

	March 31, 2009	December 31, 2008

Assets

Current Assets
Cash and Temporary Investments	$955	$1,144
Accounts and Notes Receivable, Net	3,455	3,288
Inventories	2,340	2,495
Deferred Income Tax Assets	198	261
Other	189	172

Total Current Assets	7,137	7,360

Plants, Properties and Equipment, Net	13,802	14,202
Forestlands	598	594
Investments	1,167	1,274
Goodwill	2,113	2,027
Deferred Charges and Other Assets	1,402	1,456

Total Assets	$26,219	$26,913

Liabilities and Equity

Current Liabilities
Notes Payable and Current Maturities
of Long-Term Debt	$536	$828
Accounts Payable and Accrued Liabilities	3,815	3,927

Total Current Liabilities	4,351	4,755

Long-Term Debt	10,959	11,246
Deferred Income Taxes	1,948	1,957
Pension Benefit Obligation	3,324	3,260
Postretirement and Postemployment Benefit Obligation	657	663
Other Liabilities	604	631

Equity
Invested Capital	2,569	2,739
Retained Earnings	1,575	1,430

Total Shareholders’ Equity	4,144	4,169

Noncontrolling Interests	232	232

Total Equity	4,376	4,401

Total Liabilities and Equity	$26,219	$26,913

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Cash Flows

Preliminary and Unaudited

(In Millions)

	Three Months Ended March 31,
	2009	2008
Operating Activities
Net earnings attributable to International Paper Company	$257	$133
Noncontrolling interests	4	5
Discontinued operations, net of taxes and noncontrolling interest	—	17

Earnings from continuing operations	261	155
Depreciation, amortization and cost of timber harvested	343	286
Deferred income tax expense (benefit), net	70	(130)
Restructuring and other charges	83	42
Payments related to restructuring and legal reserves	(15)	(22)
Net gains on sales and impairments of businesses	—	(1)
Equity loss (earnings), net	27	(16)
Periodic pension expense, net	61	28
Alternative fuel mixture credits receivable	(395)	—
Other, net	60	76
Changes in current assets and liabilities
Accounts and notes receivable	212	5
Inventories	146	(32)
Accounts payable and accrued liabilities	(53)	12
Interest payable	18	(87)
Other	(24)	118

Cash Provided by Operations	794	434

Investment Activities
Invested in capital projects	(128)	(215)
Acquisitions, net of cash received	(8)	—
Proceeds from divestitures	—	14
Other	(57)	(140)

Cash Used for Investment Activities	(193)	(341)

Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(10)	(47)
Issuance of common stock	—	1
Issuance of debt	486	83
Reduction of debt	(1,036)	(26)
Change in book overdrafts	(80)	(39)
Dividends paid	(108)	(112)
Other	(11)	—

Cash Used for Financing Activities	(759)	(140)

Effect of Exchange Rate Changes on Cash	(31)	22

Change in Cash and Temporary Investments	(189)	(25)

Cash and Temporary Investments
Beginning of the period	1,144	905

End of the period	$955	$880